Settlement and Waiver Agreement

Made as of this 25th day of July, 2011

By and among

Brainstorm Cell Therapeutics Inc., (“BCLI Inc.”);

Brainstorm Cell Thrapeutics Ltd., a 100% subsidiary of BCLI Inc. ("BCLI Ltd.")

Mr. Abraham Efrati ("Efrati").

Pro Int Ltd., a company held 100% by Efrati ("Pro Int").

WHEREAS, Efrati, personally and through Pro Int was employed and served as the CEO of BCLI Inc. and BCLI Ltd. since October 2007 through his resignation on 28 February 2011 (the "Service") and served as a member of the Board of Directors of BCLI Inc. (the "Board Membership"); and

WHEREAS, in connection with the Service a debt (the "Debt") has accrued through the termination of the Service with BCLI Inc. and BCLI Ltd.

WHEREAS, in connection with the Service Efrati was granted options under the Stock Option Plan of BCLI Inc. (the "Plan") to purchase shares of BCLI Inc. some of which became exercisable prior to the termination of the Service as follows: (i) up to 1,000,000 shares at $0.15 per share and (ii) up to 333,333 shares at $0.067 per share (together, the "Vested Options") and the rest of the options that were granted to Efrati to purchase shares at $0.067 per share were not vested (the "Non-Vested Options").

WHEREAS, BCLI Inc., BCLI Ltd, on one hand, and Efrati and Pro Int, on the other, wish to terminate all of their legal relationships, and settle any possible claims against one another;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.
Settlement of the Debt, Payments. As full settlement of the Debt, BCLI Inc. and/or BCLI Ltd. will pay to Efrati (i) NIS 543,077 on or before August 1st, 2011, (ii) an additional NIS 200,000 on or before August 20th, 2011 and (ii) an additional NIS 162,051 on or before September 15th, 2011, by wire transfer to a bank account indicated by Efrati less any taxes that they are required to withhold by law or otherwise with respect to such amounts.

2.
Acceleration of Vesting of Non-Vested Options. The vesting of 150,000 of the Non-Vested Options shall be accelerated such that they will become exercisable in accordance with the Plan and Section 3 below (the "Accelerated Options").

3.
Vesting and Exercise Period of Options. The exercise period of the Vested Options and the Accelerated Options shall be extended such that they may be exercised at any time prior to April 30, 2012, 4 PM, New York Time.

4.
Sale of Shares. Efrati and Pro Int. undertake that following the exercise of the options that they will sell all shares of BCLI Inc., in coordination with a representative of BCLI Inc. and through a broker designated by such representative. Until notified otherwise by the Company, the representative of BCLI Inc. is Mr. Mark Segal. BCLI Inc. may refuse to register any transfer or any attempt to sell or transfer any shares not in accordance with the provisions of this Section 4.

The BCLI representative will take all reasonable actions in good faith to carry out the selling instructions from Efrati provided that such sale will not detrimentally effect the share price of the BCLI Inc. The BCLI representative obligates himself to be reasonably available to Efrati and Pro Int. during all days that the stock market is open and during all trading hours for one year from the signing of this agreement. The BCLI representative will obligate himself to sell shares only upon receiving Efrati and/or Pro-Int’s request and only at a price agreed to with Efrati and/or Pro Int.

BCLI undertakes that if the BCLI representative sells shares without a request from Efrati or Pro Int. or a at a price not approved by Efrati or Pro Int. it will not deliver any shares on behalf of Efrati or Pro Int. to the representative and Efrati and Pro Int’s option amounts will remain the same as they were prior to such sale by the representative.

5.	Waiver and Release

5.1.
Subject to the payment pursuant to Section 1 and the execution of Section 2 above and the approval by the Board of Directors of BCLI Inc. of the acceleration of the Non-Vested Options and the extension of the exercise period of the Vested Options and Accelerated Options, Efrati and Pro Int hereby confirm that all amounts due to Efrati and/or Pro Int in connection with the Service, the Board Membership and any employment by and/or consulting provided to BCLI Inc. and/or BCLI Ltd., whether due in accordance with, or by virtue of, any employment agreement, consulting agreement, collective agreement, law, statute, regulation and/or applicable custom, basic or supplemental wages, overtime, grants, redemption of vacation, sickness benefits, recreation pay, reimbursements, travel expenses, advance notice, severance pay or any other right have been paid to Efrati and/or Pro Int in full.

5.2.
Subject to the payment pursuant to Section 1 and the  execution of Section 2 above  each of Efrati and Pro Int hereby confirm that they do not and will not have any claim or bring any action against BCLI Inc., BCLI Ltd. and each of their respective owners, partners, investors, employees, shareholders, officers, directors, agents, insurance carriers, divisions or affiliated corporations or organizations in connection with the Service, the Board Membership and the termination thereof nor for the grant of any securities or options of BCLI Inc.

5.3.
Subject to the payment pursuant to Section 1 and  the execution of Section 2 above  each of Efrati and Pro Int hereby grants each of BCLI Inc., BCLI Ltd. and their employees, shareholders and management a final, irrevocable and full release with respect to any claim or action that they may have had or may have in connection with the Service, the Board Membership and the termination thereof.

5.4.
Efrati hereby acknowledges that he terminated the Service and his employment and the board Membership by resigning and that this agreement serves as the written document that is required by Section 29 of the Severance Pay Law, 5723-1963 with respect to any severance pay that he may be entitled to.

5.5.
In additional to the above, subject to the payments pursuant to Section 1 above and the execution of Section 2 above each of Efrati and Pro Int hereby releases and forever discharges BCLI Inc., BCLI Ltd. and each of their respective owners, partners, investors, employees, shareholders, officers, directors, agents, insurance carriers, divisions or affiliated corporations or organizations from any and all Claims (defined below).

5.6.	Each of BCLI Inc. and BCLI Ltd. hereby releases Efrati and Pro Int from any and all Claims.

5.7.
"Claims" means claims, demands, actions, causes of action, rights, obligations, damages or liabilities of any nature whatsoever which arise out of or relate to any fact or circumstance occurring prior to the date hereof, including without limitation any claim for breach of any agreement, whether written or oral, or any covenant or duty of good faith and fair dealing, or due care, or negligence, whether statutory or otherwise and whether based on contract or tort. For the avoidance of doubt, and without limiting the foregoing, "Claims" shall include any claim for indemnification or contribution with respect to any claim by a party or by any third party relating to such party.

5.8.
Each of the parties hereto agrees never to commence, aid in any way, prosecute or cause to be commenced or prosecuted any action or other proceeding based upon any claims released hereunder, and further undertakes to hold harmless and indemnify the other party from and against any and all damages, losses, liabilities, obligations and expenses including court costs and attorneys' fees arising from or in connection with any action or proceeding based, assisted, or prosecuted by said party contrary to the provisions of this Agreement.

6.	Miscellaneous

6.1.	Governing Law. This Agreement and its implementation and performance shall be governed by the laws of the State of Israel, without regard to the rules of conflicts of laws.

6.2.
Arbitration. All disputes arising in connection with this Agreement shall be finally settled under by binding arbitration by Yossi Lachmani, or if he is unable or unwilling to serve, by a single arbitrator (the "Arbitrator"), who shall be appointed (if the parties cannot agree on an arbitrator within 14 days) by the Chairman of the Israeli Bar Association. The Arbitrator shall be bound by the substantive laws of the Israel and shall not be bound by the laws of evidence and procedure. The arbitration will take place in Tel Aviv, Israel. The arbitrator’s decision shall be given in a reasoned opinion setting out the grounds for such decision, which shall then be final.

6.3.
Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable under applicable law, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be deemed replaced by such valid and enforceable provision as most nearly effects the parties' intent in entering into this Agreement.

6.4.
Entire Agreement; Amendment, etc. This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements and discussions between them, oral or written, with respect to such subject matter.  This Agreement shall not be modified or amended except by a written instrument, signed by the parties hereto.  All remedies specified herein or otherwise available shall be cumulative and in addition to any and every other remedy provided hereunder or now or hereafter available at law or in equity.  No waiver or failure to act with respect to any breach or default hereunder, whether or not the other party has notice thereof, shall be deemed to be a waiver with respect to any subsequent breach or default, whether of similar or different nature.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Brainstorm Cell Therapeutics Inc.		Mr. Abraham Efrati

By:	/s/ Liat Sossover	/s/ Abraham Efrati
Abraham Efrati
Liat Sossover, CFO
Name	Title

Brainstorm Cell Therapeutics Ltd.		Pro Int Ltd.

By:	/s/ Liat Sossover	By	/s/ Abraham Efrati
Abraham Efrati
Liat Sossover, CFO
Name	Title	Name	Title